Exhibit (p)(6)

AQR

AQR Capital Management, LLC

Business Conduct Manual and Code of Ethics

AS AMENDED: APRIL 2019 | LAST REVIEWED: APRIL 2019

This Business Conduct Manual and Code of Ethics is the property of AQR Capital Management, LLC and CNH Partners, LLC. The contents of this manual are confidential and should not be shared with any third parties without the prior permission of the Chief Compliance Officer or his designee.

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Table of Contents

I.	Overview			1
	1.1	The Manual		1
	1.2	Chief Compliance Officer		2
	1.3	Employee’s Responsibility to Adhere to the Manual		2

II.	Code of Ethics			2
	2.1	Compliance with Applicable Federal and Other Securities Laws		2
	2.2	Fiduciary Obligations		2
	2.3	Protecting Confidential Information		3
		(a)	Confidential Information	3
		(b)	Policy to Prevent Insider Trading	4
	2.4	Personal Trading Policy		7
		(a)	General Policy	7
		(b)	Securities Exempt from the Personal Trading Policy	7
		(c)	Personal Securities Accounts	7
		(d)	Reporting Requirements	8
		(e)	Pre-Clearance Requirements	8
		(f)	Third-Party Managed Accounts	10
		(g)	Required Holding Period	10
		(h)	Prohibited and Limited Transactions	10
		(i)	Trading Activity	11
		(j)	Personal Trading Violations	12
		(k)	Bitcoin and Other Cryptocurrencies	12
	2.5	Violations and Sanctions		12
	2.6	Duty to Report Violations and Cooperate with Firm Investigations		12
	2.7	Non-Retaliation Statement		13
	2.8	Legal and Regulatory Inquiries		13

III.	Business Conduct			14
	3.1	Outside Business Activities		14
	3.2	Related Persons and Significant Non-Related Persons		14
	3.3	Political Contributions and Political Activities		15
	3.4	Charitable Contributions		16
		(a)	Overview	16
		(b)	Charitable Contributions—Guidelines	16
		(c)	Prohibited Charitable Contributions	16
	3.5	Gifts and Entertainment		17
		(a)	Reporting and Pre-Clearance of Gifts	17
		(b)	Reporting and Pre-Clearance of Entertainment	18
		(c)	Gifts and Entertainment Involving U.S. and Foreign Officials	19
		(d)	Gifts and Entertainment Involving ERISA Plan Fiduciaries	19
		(e)	Educational Events	20
		(f)	Prohibitions and Restrictions on Gifts and Entertainment	20

IV.	Anti-Bribery Policy			21
	4.1	Overview		21
	4.2	Relevant Law		21

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		(a) U.S. Foreign Corrupt Practices Act	21
		(b) Financial Institution Bribery Laws	21
		(c) UK Bribery Act	22
	4.3	General Policy	22
		(a) Prohibited Payments	22
		(b) Non-Cash Payments	22
		(c) Gifts and Entertainment	23
		(d) Internships/Employment Opportunities	23

V.	Communications with the Public and Media		23
	5.1	Media and the Public	23
	5.2	Marketing Activities	24
	5.3	Public Appearances	24
	5.4	Client Complaints	24
	5.5	Rumors	25
	5.6	E-Communications	25
	5.7	Protection of the Firm’s Reputation	26
	5.8	Recording Meetings	26

VI.	Social Media Policy		26
	6.1	Background	26
	6.2	Use of Social Media	27
		(a) Firm Accounts	27
		(b) Employee Personal and LinkedIn Accounts	27
	6.3	Guidance	28
		(a) Firm Accounts	28
		(b) Personal Accounts	28
	6.4	Supervision	29

VII.	Anti-Money Laundering		30

VIII.	Definitions		30

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A Message from the Founding Principals

Since our founding in 1998, AQR has been committed to maintaining our reputation for integrity, business ethics and fair dealing. The Firm operates in a highly regulated industry and is governed by an ever-increasing body of federal, state, and international laws, rules and regulations. The Business Conduct Manual and Code of Ethics establishes not just the legal, regulatory and fiduciary requirements the Firm must comply with, but also reaffirms the high ethical standards and professionalism expected from all of us. Every employee has a responsibility to follow the letter and spirit of the Business Conduct Manual and Code of Ethics, as well as other Firm policies and procedures.

Please do not hesitate to reach out to the Compliance Department with questions or concerns that you may have about any matter or issue. If you see something wrong, or are not sure if something is right, please report it to the Compliance Department.

We thank you for your ongoing adherence to our high ethical and business conduct standards and for your commitment to the Firm’s culture of compliance.

Cliff Asness, David Kabiller and John Liew

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I.	Overview

1.1	The Manual

AQR Capital Management, LLC, and CNH Partners, LLC, (collectively, “AQR” or the “Firm”) have adopted this Business Conduct Manual and Code of Ethics (the “Manual”) to set forth the high ethical standards of conduct required of the Firm and its employees. The Manual and the principles and provisions contained herein and in the Firm’s other policies and procedures are generally consistent with the ethical standards and professional responsibilities detailed in the CFA Institute’s Asset Manager Code of Professional Conduct. Each employee is required to conduct themselves with the highest professionalism, integrity and ethical standards when dealing with colleagues, counterparties, existing or prospective Clients,1 the public, the Firm’s regulators and others. Any employee who perceives or suspects a potential lapse in these standards should promptly notify their manager, the Chief Compliance Officer (“CCO”), the Chief Legal Officer (“CLO”), or the Compliance Department. Employees may also report concerns via the anonymous AQR Compliance Hotline (the “Hotline”).2

This Manual is not intended to capture all U.S. or non-U.S. policies and procedures. Certain policies and procedures are also implemented specific to particular job functions or departments. Please consult with your manager or the Compliance Department to discuss any specific policy or procedure. Additionally, affiliates of the Firm outside of the United States may adopt policies and procedures in order to comply with foreign regulatory requirements. As such, employees located in non-U.S. offices may be subject to supplemental compliance policies and procedures applicable to activities conducted in the relevant jurisdiction. Employees located in non-U.S. offices should refer to the Compliance Manual of their office and consult with their local or regional compliance departments to discuss jurisdiction-specific policies and procedures.

Employees are required to periodically certify, including upon commencement of their employment, that they have read the Manual and acknowledge that they have complied and will continue to comply with its requirements. In addition, employees must submit periodic Compliance certifications and make certain disclosures to the Firm. Employees must promptly update, amend or add to their disclosures by notifying the Compliance Department with respect to any changes in the employee’s above-referenced certifications and/or disclosures.

Employees are responsible for attending and completing mandatory and other assigned Compliance training sessions, and timely obtaining required registrations and licenses (i.e., FINRA’s Series 7 license, if applicable to their role). Managers may be notified about employees who are habitually late in completing Compliance certifications or fail to attend training sessions. Also, failing to comply with Compliance-related obligations may be a factor considered in the year-end performance review and promotion process, and may lead to other employment-related disciplinary action.

Moreover, disciplinary action (up to and including termination of employment) may be taken against an employee if the Firm concludes, in its sole discretion, that an employee has: (1) engaged in unethical behavior or conduct that lacks professionalism or integrity; (2) potentially or actually damaged the Firm’s reputation or otherwise put the Firm’s reputation at risk; or (3) engaged in conduct that resulted in a violation of the Manual, the spirit of the Manual or other Firm policies and procedures.

The Manual—and the laws and regulations that underpin it—cannot cover every possible scenario. The absence of a specific policy or procedure does not allow an employee to behave in an unethical, unprofessional or illegal manner. If you are unsure about how to handle a particular circumstance or believe that a violation of the Manual or the Firm’s other policies and procedures may have occurred, please promptly contact the CCO or the Compliance Department.

1 Capitalized terms used in this Manual are defined in Section VIII, “Definitions”, at the end of this Manual.

2 The telephone numbers for the Hotline are located on the Compliance Home Page. For additional information regarding reporting concerns,

see Sections 2.6 and 2.7, below.

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1.2	Chief Compliance Officer

The CCO is responsible for the administration of the Firm’s Compliance program including:

●	maintaining and updating the Manual and other Compliance policies and procedures;

●	ensuring that Compliance training be provided to new and existing employees on a periodic basis;

●	communicating updates to Compliance policies and procedures to employees;

●	participating on certain of the Firm’s committees, where appropriate;

●	receiving reports of violations of the Manual;

●	reporting significant compliance matters to senior management; and

●	reviewing, on at least an annual basis, the adequacy and effectiveness of the Compliance program and enhancing it where necessary.

The CCO has the authority to make exceptions or exempt an employee from any of the provisions in the Manual if the CCO determines that such exception or exemption is consistent with applicable laws and regulations, including Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940, as amended.

1.3	Employee’s Responsibility to Adhere to the Manual

All new employees receive a copy of the Manual, which includes the Firm’s Code of Ethics (Section II, below), during the new hire onboarding process. When amendments to the Manual are made, all employees will receive a revised version of the Manual. When hired and at least annually thereafter, all employees are required to certify that they have received, read, understand and will comply with the policies and procedures in the Manual and any amendments thereto.

It is the responsibility of all employees to read, understand and abide by all aspects of the Manual.

II.	Code of Ethics[3]

2.1	Compliance with Applicable Federal and Other Securities Laws

Employees are required to comply with all federal and other securities laws, rules and regulations applicable to the business of AQR. Policies concerning these laws are discussed in this Manual and other policies and procedures adopted by the Firm.

2.2	Fiduciary Obligations

The Firm is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Advisers Act. As an SEC-registered investment adviser, the Firm owes a fiduciary duty to its Clients. The fiduciary standard imposes upon the Firm an affirmative duty of utmost good faith to provide full and fair disclosure of all material facts to the Firm’s Clients. The fiduciary standard requires that the Firm not mislead its Clients.

Fundamental to the fiduciary standard are the duties of loyalty and care. The duty of loyalty requires the Firm to serve the best interests of its Clients and put its Clients’ interests ahead of those of the Firm. The duty of care requires the Firm to reasonably ensure that it bases its recommendations on materially accurate and complete information.

3 All employees are subject to the Code of Ethics. The CCO may, at the CCO’s sole discretion, subject certain third-party service providers and consultants to this Code of Ethics or a modified version hereof, depending on the facts and circumstances of the engagement.

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Moreover, as a fiduciary, the Firm requires its employees to:

●	have a reasonable, independent basis for their investment advice;

●	ensure that their investment advice is in the Client’s best interest and suitable to the Client’s objectives, needs and circumstances;

●	seek best execution for Clients’ transactions where the Firm is in a position to direct brokerage transactions;

●	refrain from effecting personal transactions inconsistent with Client interests; and

●	avoid actual or potential conflicts of interest.

2.3	Protecting Confidential Information

(a)	Confidential Information

“Confidential Information” includes any non-public information, records, files, documents, correspondence or other material regarding the Firm, employees, Clients, or the business of the Firm. Such information includes, but is not limited to, the following:

●	the identity of the Firm’s Clients and information related to Client accounts, including but not limited to fees, securities holdings, and transactions;

●	employee personal information, including performance reviews and compensation information;

●	information related to the Firm’s investment process, code, signals, operational or organizational structure, Human Resources Department files, controls, performance, financial assets, net worth, revenues or net income;

●	information related to the Firm’s portfolios, securities recommendations, trading and/or execution strategies, holdings, actual and pending trades, research or models; and

●	software, algorithms, models or programs developed by the Firm.

Employees should take special caution to safeguard the Firm’s Confidential Information. Employees should not circulate or discuss Confidential Information inside or outside of the Firm with unauthorized individuals and should not send Confidential Information to their personal email accounts. Employees also should not access, use, disclose, or divulge any Confidential Information except as may otherwise be required in connection with performance of their duties for the Firm.

Employees must promptly report to the Compliance Department if: (1) they become aware that Confidential Information is not secured or may appear to be generally accessible (i.e., on a shared drive); or (2) they have inadvertently received or disclosed Confidential Information.

Other than in the ordinary course of the employee’s duties for the Firm, during and subsequent to the employee’s employment, the employee shall not copy, take pictures of, remove or forward from the Firm’s premises, either directly or indirectly, any drawings or whiteboards, writings, prints, documents, telephone/address directories (whether in hard copy or digital), computer screens or other screen shots, hard drives, thumb or flash drives, cloud systems or anything else containing, embodying, or disclosing any Confidential Information of the Firm or any of its Clients without the prior permission of the CCO or his designee. Upon the termination or resignation of an employee’s employment with the Firm for any reason, the employee is expected to immediately return any such items to the Firm. Please contact Compliance at esurveillance@aqr.com if you have questions about this policy.

Confidential Information may be made available to certain employees for Compliance surveillance monitoring and other purposes as necessary to perform their duties for the Firm. Confidential Information may also be provided to third-party service providers as necessary to perform their contracted services for the Firm.

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In addition, Confidential Information may be disclosed to government, regulatory or self-regulatory organizations to fulfill the Firm’s various regulatory obligations, or otherwise when disclosure is required by law, or is necessary for the purpose of, or in connection with, legal proceedings or to defend legal rights.

(b)	Policy to Prevent Insider Trading

(i)	Insider Trading

It is a criminal violation of law and a violation of Firm policy to engage in insider trading. Insider trading is defined as trading in securities on the basis of material nonpublic information (“MNPI”) in breach of a duty of trust or confidence. Violation of these restrictions could have severe consequences for both the Firm and its employees. Any employee engaging in activity in violation of the provisions set forth in this section may be subject to disciplinary action, including termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation. Any employee who learns of any actual or potential violation of the law or provisions of this section must promptly notify the CCO or any member of the Compliance Department.

Federal, state and international securities laws and regulations prohibit securities transactions while in possession of MNPI under certain circumstances, including, but not limited to:

●	“misappropriated” information or information improperly obtained by the purchaser or seller;

●	information provided by a corporate insider to the purchaser or seller in exchange for a monetary or non-monetary consideration; or

●	an individual prohibited from trading under the items referenced above “tips” the information to the purchaser or seller.

Violation of insider trading laws could result in civil and/or criminal penalties under both federal and state securities laws, including but not limited to:

●	the Firm and/or the offending employee may be subject to criminal prosecution and, if convicted, significant monetary fines and imprisonment;

●	the Firm may face SEC action (or other actions pursuant to a non-U.S. law or regulation) seeking monetary and administrative sanctions;

●	the Firm and/or the offending employee may be subject to lawsuits by private plaintiffs; and

●	the Firm and/or the offending employee may face suspension, revocation or termination of their registrations or memberships.

Any employee who believes that they may be in possession of MNPI must promptly report the information to the CCO or any member of the Compliance Department.

Unless specifically permitted by the CCO or his designee, such employee must not:

●	Transact in the securities of the relevant issuer in any Personal Securities Account, Proprietary Account, Client Account, or AQR Fund;

●	Discuss the information with anyone inside or outside of the Firm except for the CCO or any member of the Compliance Department; or

●	Facilitate the use or disclosure by others—including an employee—of MNPI.

(ii)	Recognizing MNPI

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. Generally, this includes any information the disclosure of which is reasonably likely to have a meaningful effect on the price of an outstanding security. Information may be material even if it relates to speculative or contingent events.

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The assessment of materiality is highly fact-specific. When in doubt, employees should err on the side of caution and bring the information in question to the attention of the CCO or the Compliance Department for further consideration.

Information is considered “nonpublic” if such information has not been broadly disseminated to investors in the marketplace, such as an issuer releasing the information over the news wires, disclosing it in public filings made with a regulatory agency (e.g., Forms 10-K or 10-Q) or otherwise disseminating the information in a manner that makes it fully available to investors in the marketplace. The fact that nonpublic information is reflected in rumors in the marketplace does not necessarily mean that the information has been publicly disseminated. Even when some information regarding a matter has been made public, other aspects of the matter may remain nonpublic.

Examples of where MNPI may arise, depending on the circumstances, include, but are not limited to, the following events:

●	impending or potential mergers, acquisitions, tender offers, joint ventures or changes in assets, such as large disposal of the same;

●	earnings or revenue information and changes in previously disclosed financial information;

●	liquidity issues or impending bankruptcy;

●	events regarding the issuer’s securities (e.g., advance knowledge of a ratings downgrade, defaults on securities, calls of securities for redemption, public or private sales of additional securities, stock splits or changes in dividends, repurchase plans or changes to the rights of security holders);

●	new products or discoveries, or developments regarding clients or suppliers (e.g., the acquisition or loss of a major contract);

●	major government action involving the issuer (e.g., FDA decision on a new drug);

●	significant changes in control or management;

●	content of forthcoming brokerage research reports;

●	changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s report;

●	actual or threatened litigation or regulatory actions;

●	information relating to the market for an issuer’s securities, such as a large order to purchase or sell securities; and

●	prepublication of information regarding articles or reports in the financial press.

(iii)	Restricted List

The Firm’s Restricted List is maintained by the Compliance Department and is a list of issuers whose securities are subject to partial or complete trading prohibitions for Personal Securities Account and Firm trading, except as pre-approved by the CCO or his designee. Issuers are placed on the Restricted List for a variety of business or legal reasons, including to comply with the terms of confidentiality and other agreements, to prevent violations of the securities laws, and to avoid the appearance of misuse of Confidential Information by the Firm.

Employees should not speculate as to why an issuer was placed on the Restricted List. The Restricted List is highly confidential to the Firm and should not be disclosed externally without the Compliance Department’s permission.

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If a particular issuer is placed on the Restricted List, trading is generally prohibited in all securities related to the issuer, including: equity, options, rights, swaps, debt, warrants, convertible securities, and any other derivative whose market value is determined principally with reference to those securities. In some instances, the Compliance Department may determine that a partial trading prohibition is appropriate. The Restricted List generally does not prohibit trading in exchange traded funds (“ETFs”), broad-based indices, diversified baskets, or similar instruments containing the issuer’s securities.

Absent prior approval of the CCO or his designee, all employees are prohibited from engaging in any trade that is subject to a Restricted List prohibition, including for any Personal Securities Account, Proprietary Account, Client Account, or AQR Fund.

The effectiveness of the Restricted List depends to a large extent on employees’ notifying the Compliance Department on a timely basis of events that may require the placement of an issuer on the Restricted List. For that reason, it is critical that an employee notify the Compliance Department immediately:

●	if an employee believes he or she has obtained or may obtain MNPI;

●	if an employee receives a request to sign a non-disclosure agreement (“NDA”) or confidentiality agreement; or

●	if an employee has been asked to join a formal or informal creditors committee or board of directors.

An issuer will ordinarily be removed from the Restricted List when the Compliance Department determines that any MNPI in the Firm’s possession has been publicly disclosed or is no longer material and/or the term of the applicable NDA or confidentiality agreement has expired. In some cases, nonpublic information may continue to be material long after the conclusion of the transaction or relationship that led to the receipt of the information.

Requests to add issuers to or delete them from the Restricted List may be made by anyone by contacting the Compliance Department, which has ultimate authority to decide when an issuer should be added to or removed from the Restricted List.

The Compliance Department will maintain a record of all Restricted List entries, including the relevant dates and reasons for placing an issuer on and taking it off the Restricted List and the scope of the trading prohibitions. The Compliance Department will also monitor all Personal Securities Accounts, Proprietary Accounts, Client Accounts, and AQR Fund accounts for trading in Restricted List securities.

If an employee is uncertain as to whether an issuer should be placed on or taken off the Restricted List, he or she should consult the Compliance Department, which will also address any questions or requests for exceptions to the prohibition against trading securities of issuers on the Restricted List.

(iv)	Expert Networks, Political Intelligence Firms, Similar Industry Consultants and Alternative Data

Another possible source of MNPI involves the use of expert networks, political intelligence firms, or similar industry consultants to provide information, advice, analysis, market or industry expertise for use in formulating investment views and decisions. Expert network firms provide specialized information about companies and industries to asset managers, mutual funds and other investment firms in exchange for fees. Political and/or economic intelligence firms collect intelligence—e.g., information or analysis about fiscal or monetary policy decisions, legislative developments, political or regulatory actions—from current or former insiders, including members of Congress, their staffers, employees of regulatory agencies, and other Federal employees, and sell the information to asset managers, mutual funds and other investment firms whose businesses are affected by Federal legislations, regulation, policy changes, etc. Such service providers may have confidential information and/or MNPI by having relationships with, among others: (1) current or recent employees of public companies; (2) known significant suppliers or distributors to public companies; (3) attorneys, accountants and consultants engaged by public companies; (4) government officials; or (5) doctors serving on data safety monitoring boards for clinical trials. The use of expert networks, political intelligence firms, or similar industry consultants must be pre-approved by the Compliance Department.

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The Firm uses various types of data for investment research. Data obtained from non-traditional sources, sometimes referred to as “alternative data,” may contain potential MNPI as well as personally identifiable information depending on the nature and origin of the data. The use of alternative data must be pre-approved by the Compliance Department. Any questions concerning whether a particular data set constitutes alternative data and is subject to Compliance pre-approval should be raised with Compliance.

2.4	Personal Trading Policy

(a)	General Policy

Covered Persons may hold and transact in securities in Personal Securities Accounts only if they comply with the Firm’s Personal Trading Policy as outlined below. Covered Persons are deemed to have a Beneficial Interest in any account or securities held by their Members of Household.

All exceptions to this Personal Trading Policy must be approved by the CCO or his designee.

(b)	Securities Exempt from the Personal Trading Policy

The following is a list of securities that are exempt from the Personal Trading Policy, including all reporting and pre-clearance requirements (the “Exempt Securities”):

●	direct obligations of the Government of the United States (i.e., treasury bills, treasury bonds and U.S. savings bonds);

●	bankers’ acceptances, bank certificates of deposit, commercial paper, and High Quality Short-Term Debt Instruments, including short term municipal bonds and repurchase agreements;

●	shares issued by money market funds;

●	shares issued by U.S. registered open-end funds (i.e., mutual funds) other than AQR Mutual Funds and ETFs; and

●	shares issued by unit investment trusts (other than ETFs) that are invested exclusively in unaffiliated mutual funds.

All other securities, which include any common or preferred stock, debt securities, ETFs, AQR Mutual Funds, shares issued by a close-end investment company or non-U.S. registered mutual fund, and private placements (collectively referred to as “Reportable Securities“) are subject to the Personal Trading Policy and requirements set forth below.

If you have questions as to whether a type of investment is exempt, please contact the Compliance Department at CoreCompliance@aqr.com.

(c)	Personal Securities Accounts

Covered Persons may only maintain Personal Securities Accounts with Firm-approved brokers. The list of Firm-approved brokers is subject to periodic updates and is maintained by the Compliance Department. The current list of Firm-approved brokers is available in the Personal Trading Quick Reference Guide, which is available on the Compliance Home Page.

Accounts that do not have the ability to transact in Reportable Securities (e.g., 401(k) Plans, 529 Plans, and accounts that are only permitted to transact in non-AQR U.S.-registered mutual funds) do not require reporting and are not subject to the Personal Trading Policy.

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Covered Persons are required to disclose via the Firm’s Compliance System all Personal Securities Accounts no later than ten days after beginning their employment or being designated as a Covered Person (both referred to as their “start date”). All new Covered Persons must agree to move their existing Personal Securities Accounts to one of the Firm-approved brokers within 45 days of their start date. Covered Persons also must promptly report via the Firm’s Compliance System any changes in their Personal Securities Accounts, including the opening of any new Personal Securities Accounts and closing of any existing Personal Securities Accounts. Once a Personal Securities Account is reported, the Covered Person must obtain Compliance Department approval before transacting in Reportable Securities.

Covered Persons must instruct and agree to allow their broker(s) to provide the Compliance Department with electronic files containing all transactions and holdings in Reportable Securities in their Personal Securities Accounts. AQR will not accept brokerage statements or transaction information via paper transmission.

(d)	Reporting Requirements

(i)	Holdings Reports

Covered Persons are required to disclose via the Firm’s Compliance System all holdings in Reportable Securities4 no later than ten days after their start date.5 At least annually, all Covered Persons are required to certify to and update as necessary their holdings in Reportable Securities.6

(ii)	Transaction Reports

On a quarterly basis, each Covered Person is required to certify that all transactions in Reportable Securities in Personal Securities Accounts that occurred during the quarter have been reported and provide any necessary updates. All Covered Persons are required to complete the quarterly and annual Compliance certifications, even if they do not hold Personal Securities Accounts and did not enter into any transactions in Reportable Securities during the reporting period.

The Compliance Department will review these reports and any issues or potential violations will be escalated to the CCO or his designee.

(e)	Pre-Clearance Requirements

(i)	General

Unless explicitly exempted below, Covered Persons are required to pre-clear all transactions in Reportable Securities through the Compliance System before any Covered Person directly or indirectly acquires a Beneficial Interest in any Reportable Security. This includes, among others, all equity and debt securities, all transactions in Private Placements,7 and any loan on behalf of Covered Persons with a financial institution that will be collateralized by Reportable Securities.8

Covered Persons are responsible for understanding and monitoring any margin activity (e.g., pro- active funding, capital requirements, Portfolio/Regulation T margin calls) in their Personal Securities Accounts and pre-clear any liquidation sales related to a margin call. Failure to pre-clear any liquidation sales related to a margin call, including those transactions executed by a broker without the Covered Person’s knowledge or direction, may result in a violation of the Code of Ethics and the potential imposition of a sanction.

4 Covered Persons holding shares in AQR Mutual Funds directly through ALPS Fund Services, Inc. (“ALPS”) or through their AQR 401k Plan at Merrill Lynch do not need to report these transactions or holdings to the Compliance Department as the Firm obtains this information directly from ALPS and Merrill Lynch.

5 The initial holdings report must be current as of a date not more than 45 days prior to their start date. This requirement also applies to Private Placements and all Reportable Securities not held at a broker-dealer.

6 Holdings information must be current as of a date no more than 45 days prior to the date each subsequent annual report is submitted.

7 Covered Persons are required to pre-clear all transactions (i.e., initial investment, additional funding to an existing investment or redemption/liquidating transactions) on behalf of Covered Persons in a Private Placement.

8 For pre-clearance requests involving collateralized loans, Covered Persons will be required to provide the name of the financial institution, the Reportable Securities used as collateral and a description of the loan’s purpose.

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Note—The Compliance Department reserves the right to deny any pre-clearance request for any reason and the reasons for any such denial may not be shared with the Covered Person.

(ii)	Transactions Exempt from Pre-Clearance

The following types of Reportable Securities and transactions do not require pre-clearance, but still must be reported:

●	ETFs;

●	AQR Mutual Funds;

●	Non-US registered open-end funds (e.g., Non-U.S. mutual funds, UCITs);

●	Municipal Bonds;

●	Non-volitional transactions (i.e., Reportable Securities that are acquired or disposed of without the Covered Person’s discretion as to time or amount including, for example, (1) securities acquired through stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations generally involving all holders of the same class of securities; and (2) an involuntary sale as the result of a company exercising a call provision on its outstanding debt);

●	Transactions involving the exercise and/or purchase of securities pursuant to an employer stock option plan and any other similar plans. Any subsequent sale of Reportable Securities received from such plans must be pre-cleared;

●	Transactions made pursuant to a dividend reinvestment plan;

●	Exercises of subscription rights; and

●	Transactions in direct obligations of non-U.S. Governments.

(iii)	Seven-Day Blackout Period

Pre-clearance will generally not be given for any personal transaction in a Reportable Security, subject to certain de minimis thresholds, during the seven-calendar day period after either a buy or sell order for a Client’s account is executed or while a Client order is pending for the same or related security (such as securities convertible into the security).

Covered Persons are reminded that they may not knowingly trade parallel to or against a Client in a Reportable Security at any time or in any amount.

(iv)	Approval Period

Generally, if a pre-clearance request is approved, the approval is effective until local market close on the date of approval; provided, however, the CCO or his designee may shorten or rescind any approval if it is deemed appropriate to do so.

Note—Facts and circumstances may occur, post pre-clearance approval, which may result in the Compliance Department requiring a reversal of the trade and disgorgement of any resulting gains.

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(f)	Third-Party Managed Accounts

Transactions within approved Third-Party Managed Accounts are exempt from the Firm’s pre-clearance requirements if the following conditions are met:

●	The Covered Person certifies that the investment manager has exclusive, discretionary investment authority over the account and that the Covered Person has no direct or indirect influence or control over the account; and

●	The investment manager signs a certification confirming that the investment manager is independent and not affiliated with or related to the Covered Person, the investment manager has been granted sole authority to exercise investment and trading discretion, the investment manager does not receive trade recommendations or suggestions from the Covered Person, the Covered Person has no direct or indirect influence or control over the account, and the account will not purchase any security issued in an initial public offering.[9]

Covered Persons are required to certify on a quarterly basis that the Covered Person has no direct or indirect influence or control over such accounts. Investment managers may be periodically asked to recertify that the above conditions continue to be met.

Note—Robo-advised accounts are not considered Third-Party Managed Accounts and are subject to the pre-clearance requirements discussed above.10 As such, the transactions in these accounts must be limited to securities that are exempt from the Firm’s pre-clearance requirements, such as ETFs and mutual funds. As a reminder, all ETFs, AQR Mutual Funds and non-U.S. registered Mutual Funds require reporting—see Section 2.4(d), “Reporting Requirements”, above.

(g)	Required Holding Period

A Covered Person may not purchase and sell, or sell and purchase, the same equity or debt security (except municipal bonds) within 30 calendar days. This provision extends across all Personal Securities Accounts (i.e., if you purchase a stock or corporate bond in one account, you cannot sell that same security in less than 30 calendar days in a different brokerage account).

(h)	Prohibited and Limited Transactions

The following table lists prohibitions and restrictions on transactions and holdings in Reportable Securities. Other than the restrictions on Initial Public Offerings, the below prohibitions do not apply to Third-Party Managed Accounts, as defined above.

#	Transaction Types	Prohibition or Limitation
1	Initial Public Offerings / Initial Coin Offerings	Covered Persons are prohibited from purchasing any security or other interest issued in an Initial Public Offering or Initial Coin Offering.
2	Affiliated Managers Group, Inc. (“AMG”) Securities	Covered Persons are prohibited from trading Affiliated Managers Group, Inc. securities (ticker: AMG).11

9 Covered Persons must ensure that the third-party investment manager completes the required certification. Until the Covered Person provides the certification to the Compliance Department, the account will be subject to pre-clearance requirements and other prohibited transactions as set forth in the Personal Trading Policy.

10 Robo-advisers are digital platforms that provide automated, algorithm-driven financial planning services with little to no human supervision. A robo-advised account is an account offered by a robo-adviser on its digital platform.

11 Please note the Firm’s portfolio management teams are also prohibited from purchasing or selling AMG securities in Client Accounts.

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#	Transaction Types	Prohibition or Limitation
3	Short Sales	Covered Persons are prohibited from engaging in short sales in a Reportable Security. If a Covered Person has a pre-existing short position, such position must be exited within 30 days of becoming a Covered Person (subject to the pre-clearance requirements).
4	Options	Covered Persons are prohibited from trading options. If a Covered Person has a pre-existing option position, such position must be exercised (subject to the pre-clearance requirements) or held until expiration.
5	Warrants	Covered Persons are prohibited from trading warrants. If a Covered Person has a pre-existing warrant position, the position must be exercised (subject to the pre-clearance requirements) or held until expiration.
6	Futures	Covered Persons are prohibited from trading futures. If a Covered Person has a pre-existing futures position, such position must be exited within 30 days of becoming a Covered Person (subject to the pre-clearance requirements) or held until expiration.
7	Blackout Periods	Covered Persons are prohibited from engaging in a transaction in a Reportable Security if such person knows or should have known at the time that there is a pending “buy” or “sell” order in a Client account in the same or related security or instrument. The existence of recent Client trades and pending orders will be checked as part of the pre-clearance process described above, and pre-clearance may be denied if the Compliance Department determines it is inconsistent with the best interests of any Client.
8	Limit Orders	Covered Persons that are subject to the pre-clearance provisions of this Personal Trading Policy generally should avoid placing “good until cancelled” orders or any limit orders other than a “same-day” limit order. Such orders are difficult to pre-clear and can cause inadvertent pre-clearance violations.

The below chart contains additional investment activities that are prohibited.

#	Type of Activity	Prohibition
1	Front-Running	Front-Running is taking a position (or selling a position) in a security or interest in a Personal Securities Account with knowledge that the Firm will soon take a position (or sell a position) in the same security or interest. Front running is an illegal activity and prohibited for all trading, whether for Personal Securities Accounts or trading on behalf of the Firm.
2	Scalping	Scalping refers to taking improper advantage of a Client’s trading for the benefit of a Covered Person’s Personal Securities Account. Scalping is an illegal activity and prohibited.

(i)	Trading Activity

Covered Persons are discouraged from engaging in a pattern of investment transactions that either: (1) is so frequent as to potentially impact their ability to carry out their assigned responsibilities; (2) give rise to conflicts or perceived conflicts with the best interest of AQR’s Clients; or (3) use company resources or information learned during the course of their association with AQR for personal gain.

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Note—The use of trading algorithms that operate autonomously for personal trading is prohibited.

The Compliance Department monitors the volume of all Covered Persons’ personal trading and reserves the right to subjectively determine what constitutes excessive trading. The Compliance Department may restrict personal trading for a particular Covered Person or for all Covered Persons.

(j)	Personal Trading Violations

The CCO or his designee reserves the right to prohibit a Covered Person’s personal trading at any time and for any reason. If a Covered Person does not comply with the Personal Trading Policy, the Firm may require the Covered Person to trade out of the applicable position. Each Covered Person agrees to exit or liquidate upon instructions from the CCO or his designee, with the understanding that no explanation is required if such instruction is given, and no liability will accrue to the Firm as a result of any losses arising out of such exit or liquidation.

Personal trading violations may lead to disciplinary or other action, including but not limited to: (1) a requirement that a trade/transaction be reversed (even if the Covered Person incurs a loss in doing so) in the event that a Covered Person does not receive pre-approval from Compliance prior to transacting; (2) the suspension of personal trading privileges; (3) other employment related action including termination of employment; or (4) referral of the matter to the appropriate regulatory or government agency.

(k)	Bitcoin and Other Cryptocurrencies

The trading of Bitcoin and other cryptocurrencies (collectively, “Cryptocurrencies”) is permitted, but may be subject to additional review and restrictions by the Compliance Department based on regulatory guidance. As noted above, Covered Persons are prohibited from participating in initial coin offerings and initial token offerings.

Note—As stated above, the use of trading algorithms that operate autonomously for personal trading, including for trading cryptocurrencies, is prohibited.

2.5	Violations and Sanctions

An incidental failure to comply with the Manual or the Firm’s other policies and procedures may not necessarily amount to a violation. The CCO or his designee makes the determination as to what constitutes a violation and, where applicable, will work with the Human Resources Department and the employee’s supervisor to determine the appropriate disciplinary action, if any. When evaluating the appropriate disciplinary action for a Code of Ethics violation, if any, relevant facts and circumstances are considered, including, but not limited to, the frequency of occurrence and length of time since any previous violation by the individual employee.

Violations that demonstrate a lack of respect for the Firm’s commitment to adhere to high ethical, integrity and business conduct standards may result in disciplinary action, including termination of employment. Additionally, a violation of law may lead to disciplinary action that may include termination of employment and/or referral of the matter to the appropriate regulatory or government agency for civil or criminal investigation.

2.6	Duty to Report Violations and Cooperate with Firm Investigations

Employees are required to report promptly any known or suspected violations of the Manual, any Firm policy or procedure, or any law or regulatory requirement related to our business, including, but not limited to:

•	violation of any applicable federal, state or international securities laws;

•	breach of fiduciary duty arising under any applicable federal or state laws; or

•	any similar violation of any federal, state or international law by the Firm or any of its employees or agents.

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Reporting can be made to a manager, the CCO, the CLO, any member of the Compliance Department or anonymously via the AQR Hotline.12 Managers and members of the Compliance Department have an obligation to escalate any such reports to the CCO or CLO or their designees, who will determine how to proceed and whether a matter should be reported to any applicable Firm regulator.

Employees (and former employees as needed) must also cooperate as requested by the Firm with any investigation, inquiry, internal review, examination or litigation related to the Firm’s business or potential misconduct.

Note—Notwithstanding anything herein to the contrary, this Manual will not be interpreted or applied in any manner that would violate an employee’s legal rights as an employee under applicable law. For example, nothing in this Manual prohibits or in any way restricts any employee from reporting possible violations of law or regulation to, otherwise communicating directly with, cooperating with or providing information to any governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or regulations of the SEC or any other governmental or regulatory body or self-regulatory organization. An employee does not need prior authorization from AQR before taking any such action and an employee is not required to inform AQR if he or she chooses to take such action.

2.7	Non-Retaliation Statement

The Firm strictly prohibits intimidation or retaliation against anyone who makes a good faith report about a known or suspected violation of the Manual or any Firm policy or procedure, or any law or regulation. The Firm also strictly prohibits any intimidation or retaliation against anyone who assists with any inquiry or investigation of any such violation.

The Firm will endeavor to maintain the confidentiality of any report of potential wrongdoing to the extent practicable and ensure that no employee will face any unlawful retaliatory action for making such report. Information provided will be handled discreetly and shared only with those individuals that the Firm has a need to inform, such as regulators and those who are involved in investigating, resolving and, if necessary, remediating the issue. Employees who have concerns about or are aware of possible retaliatory action must report it, either to their manager, a Human Resources representative, or the Hotline.

2.8	Legal and Regulatory Inquiries

The financial markets in which AQR participates are highly regulated and, as a result, the Firm and/or its employees may from time to time be involved in certain legal or regulatory matters. Any employee who receives a legal or regulatory inquiry or request for information (relating to AQR or any other entity or person) from entities including, but not limited to, a regulator, government agency, self-regulatory organization, supervisory authority, legislative body, market exchange or litigant should immediately contact the CCO or his designee or the CLO.

Employees may not reach out to government agencies, regulators or self-regulatory organizations for routine guidance or questions on business, legal or regulatory matters without pre-approval from the CCO or his designee. Note that the Legal and Compliance Department is not subject to this restriction. Nothing in this section shall interfere with an employee’s legal rights as an employee under applicable law, as discussed above.

Nothing in this Manual shall prohibit or restrict an employee from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body, or any self-regulatory organization, provided that, to the extent permitted by law, upon an employee’s receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, an employee shall give prompt prior written notice to the CCO, CLO, or the Compliance Department in order to provide the Firm reasonable opportunity to take appropriate steps to protect its Confidential Information.

12 The telephone numbers for the Hotline are located on the Compliance Home Page.

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III.	Business Conduct

3.1	Outside Business Activities

Certain outside business activities engaged in by employees may present a conflict of interest for the Firm. As such, employees must obtain both the prior approval from their manager and the CCO or his designee before engaging in any of the following reportable outside business activities:

•	being employed by (including, on a consulting basis) or affiliated with any current or prospective Client, bank, investment adviser, broker/dealer, futures or commodities broker;

•	serving as an officer, director, principal, general partner, employee, or consultant of a public company, private company or partnership;

•	serving on a creditors’ or similar committee;

•	serving on the board of governors/trustees/directors or investment committee or similar committee of any public or private institution (e.g., charitable organization, educational institution, or other non-profit organization);

•	serving as a political appointee or elected official, whether federal, state or local, or with a political party;

•	working as a teacher or professor for a university or other educational institution;

•	any other outside business activity in which the employee receives compensation or has a reasonable expectation of compensation; or

•	any other outside business activity in which the employee spends 10% or more of their time.

Volunteer work for a civic, charitable, educational or religious organization does not require pre-clearance unless the employee is involved in the financial matters of the organization. Volunteer work for a Political Official or Political Organization must be done in strict compliance with the requirements in Section 3.3, “Political Contributions and Political Activities”, below.

3.2	Related Persons and Significant Non-Related Persons

Certain family or personal relationships of employees may present a potential conflict of interest for the Firm. As such, employees are required to disclose through the Firm’s Compliance System any Related Person or Significant Non-Related Person employed by or affiliated with a:

•	domestic or foreign governmental agency or entity;

•	state pension plan;

•	vendor or service provider of the Firm;

•	current or prospective Client of the Firm;

•	bank, broker/dealer, futures broker, commodities broker, or another financial services firm;

•	hedge fund (other than the Firm), private equity fund, asset manager, investment firm, or any affiliate thereof; or

•	an officer or director of a public company.

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All employees must promptly notify the Compliance Department through the Firm’s Compliance System of any material changes with respect to the employment or affiliations of a Related Person or Significant Non-Related Person.

3.3	Political Contributions and Political Activities

The Firm’s commitment to the highest level of ethical standards and business conduct extends to the Firm’s business interactions with government officials and entities. The Firm has adopted policies to comply with federal, state and local rules and regulations and “Pay-to-Play” rules in order to prevent material conflicts. Failure to comply with these rules and regulations could result in civil or criminal penalties for the Firm and the covered associates involved.13

Employees and their Members of Household are prohibited from making or soliciting Political Contributions to any (1) state or local Political Officials, (2) candidates for state or local public office, and (3) state and local Political Organizations.

All other Political Contributions and Political Activities by an employee or their Members of Household must be pre-cleared by the Compliance Department through the Firm’s Compliance System.

Please note that even when an employee’s Political Activities have been pre-cleared and approved by the Compliance Department, employees are not permitted to use any Firm resources in connection with personal political activity or engage in such activity during business hours. Firm resources include, but are not limited to, the use of Firm computers, email, phones, conference rooms, staff time (such as assistant and other support staff time) or other property. Additionally, employees should not use Firm letterhead or other materials containing the Firm’s name or logo in connection with any personal political activity.

Q:	A sitting state governor has announced his candidacy for president. Can you contribute to his campaign?
A:	No. As a sitting governor, he is a state official and, therefore, contributions to the campaign, as well as any fundraising or solicitation activity on behalf of the campaign, are strictly prohibited.
Q:	Your spouse would like to volunteer for the campaign of a friend who is running for local office. Is this permitted?
A:	Pre-clearance is required. Employees and their Members of Household would generally be permitted to engage in volunteering activities for a campaign that do not involve solicitation or fundraising, such as encouraging voter turnout, collecting signatures for ballot access, or engaging in discussions on political issues with potential voters.
Q:	You would like to contribute to a local Political Organization. Is this permitted?
A:	No. Contributions to state and local Political Organizations are strictly prohibited.

13 Specifically, Rule 206(4)-5 under the Advisers Act addresses “Pay-to-Play” practices under which direct or indirect payments by investment advisers to state and local government officials are perceived to improperly influence the award of government investment business. The rule imposes a “time out” on the ability of an investment adviser to receive compensation for conducting advisory business with a government entity for two years after certain contributions are made to an official of a government entity. The rule also prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party.

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3.4	Charitable Contributions

(a)	Overview

The Firm encourages employee involvement and contributions to qualified charitable, religious or civic organizations. Even where it concerns Charitable Contributions, employees are reminded of their obligation to avoid conflicts of interest that could impact a Clients’ interest or the Firm’s reputation. Subject to the guidelines below, employee contributions to non-profit organizations exempt from federal income taxation under Internal Revenue Code section 501(c)(3) are permitted under this policy and do not require pre-clearance.

(b)	Charitable Contributions—Guidelines

The following types of Charitable Contributions must be pre-approved by the Compliance Department through the Firm’s Compliance System:

●	Charitable Contributions Made by the Firm. All Charitable Contributions made by the Firm, which include direct contributions to charitable organizations and sponsorships for corporate events that benefit charitable organizations. Firm Charitable Contributions also require approval by the Firm’s Philanthropic Committee.

●	Charitable Contributions Made to or Requested by Clients and Prospective Clients. All Charitable Contributions made by employees to Clients and prospective Clients, or as a result of a Client or prospective Client solicitation.[14]

●	Charitable Contributions Solicited by Officials. Personal or Firm Charitable Contributions that are requested by or in any way linked to a U.S. Official or Foreign Official.

●	Contributions to 501(c)(4), 501(c)(5), or 501(c)(6) Organizations. All Charitable Contributions to non-profit organizations that are classified as 501(c)(4), 501(c)(5), or 501(c)(6) organizations, which are permitted to engage in electoral activity.

●	Charitable Contributions to Educational Institutions. Personal Charitable Contributions to educational institutions if the institution is a Client or prospective Client and the amount of the contribution exceeds $10,000.

●	Potential Conflicts of Interest. Any Charitable Contribution that might create an actual or potential conflict of interest with the Firm, employees and/or Clients.

(c)	Prohibited Charitable Contributions

The following Charitable Contributions are prohibited:

●	Charitable Contributions that are solicited or directed by existing Clients or prospective Clients for the purpose of influencing the award or continuation of a business relationship;

●	Charitable Contributions given as a bribe, payoff or kickback (e.g., in order to obtain or retain business or to secure an improper advantage); or

●	Charitable Contributions that create the appearance of an implied obligation that the giver is entitled to preferential treatment, an award of business, better prices or improved terms.

14 When submitting such contributions for pre-approval, Employees will be asked to provide information on the solicitation, including but not limited to, what the Firm’s status is with the Client or prospect (i.e., are we currently prospecting new business), and confirmation that the request is not tied to AQR’s business with the entity.

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3.5	Gifts and Entertainment

The Firm monitors the nature, quantity and frequency of the Gifts and Entertainment that its employees give and receive. This policy is designed not to deter legitimate business Gifts or Entertainment but to reasonably prevent Gifts or Entertainment from creating an actual or potential conflict of interest or a violation of law, as well as to protect the Firm’s reputation. An actual or potential conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm and its Clients. The giving, receiving or solicitation of Gifts or Entertainment could create an appearance of impropriety or may raise a potential conflict of interest; also, certain Clients may have their own established parameters and limitations regarding the receipt of Gifts and Entertainment. Employees should use common sense and seek guidance from the Compliance Department (BusinessConduct@aqr.com) in determining whether or not to accept Gifts or Entertainment and to be aware of potential conflicts and continue to make all decisions in the best interests of the Firm and its Clients.

(a)	Reporting and Pre-Clearance of Gifts

Employees are required to promptly report to the Compliance Department through the Firm’s Compliance System all Gifts15 they give to, or receive from, persons or entities with which the Firm is currently or potentially conducting business (i.e., active prospects). This reporting requirement does not apply to logo items or Gifts of a nominal or de minimis value (less than $25), such as pens and notepads. Gifts valued at or above $25 would not be considered nominal, such as duffel bags or fleece jackets, even if they contain the Firm’s logo, and therefore should be reported. Please note that Gifts are not permitted to be given or accepted by employees of AQR Europe except of a nominal or de minimis value.

Employees must pre-clear all Gifts or promotional items (e.g., books and logo items) exceeding $50 given to, or received from persons with which the Firm is currently or potentially conducting business through the Firm’s Compliance System. Employees should not provide or accept any Gift that would result in the total amount of Gifts given to, or received from, persons with which the Firm is currently or potentially conducting business that would be in excess of $100 in total value during any calendar year unless approved by the CCO or his designee.

The Firm may determine that a Gift is inappropriate or excessive and may direct such Gift to be returned or donated to a charity of the Firm’s choosing.

Q:	A law firm engaged by the Firm sends you a bottle of wine valued at $40. What action(s) are required to accept this gift?
A:	You may accept this gift, but reporting is required.
Q:	You would like to send a gift basket to a Client’s team of five people, valued at $150. What action(s) are required to send this gift?
A:	Because this is a shared gift among five people, the per person cost is $30. You are permitted to send the gift, but reporting is required.

15 Employee acceptance of accommodations, tickets or other entertainment when the persons or representatives of the entities with which the Firm is currently or potentially conducting business are not present will be considered a Gift under this policy (for example, if a Client gives an AQR employee tickets to a baseball game but the Client does not attend). Employees should not solicit tickets from any person or entity with which the Firm is currently or potentially conducting business. See Section 3.5(b), “Reporting and Pre-Clearance of Entertainment”, below.

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Q:	A vendor sends you a large box of chocolates and you are unsure what the cost is. What action(s) are required to accept this gift?
A:	Use reasonable efforts to determine the cost (e.g., Google search) and reach out to BusinessConduct@aqr.com with any questions. Depending on the value, report (if under $50) or pre- clear (if over $50). Please note, if pre-clearance is required, the gift should not be opened until approval is received.
Q:	A vendor sends you an OpenTable gift card, valued at $150. What action(s) are required to accept this gift?
A:	You should contact the Compliance Department. Cash and cash equivalents are generally prohibited, but gift cards or gift certificates that can only be used at specific vendors will be considered on a case- by-case basis.
Q:	A vendor sends you a box of cookies, valued at $85, and you leave them out in the kitchen. What action(s) are required to accept this gift?
A:	Because the box of cookies is left out in a common area for anyone’s consumption, it is not considered a gift to a specific recipient, and neither pre-clearance nor reporting is required.

(b)	Reporting and Pre-Clearance of Entertainment

Employees are required to promptly report to the Compliance Department through the Firm’s Compliance System all Entertainment benefits they give to, or receive from, persons or entities with which the Firm is currently or potentially conducting business. Employees must pre-clear all Entertainment exceeding $150 per person, per occurrence given to, or received from persons with whom the Firm is currently or potentially conducting business through the Firm’s Compliance System.

Individual employees should not provide or accept any Entertainment (including non-educational events) that would result in the total amount of Entertainment given to or received from persons with which the Firm is currently or potentially conducting business to be in excess of $1,000 in value during any calendar year unless approved by the CCO or his designee.

If an employee is receiving Entertainment from a business contact and is accompanied by a guest (such as a spouse) or is providing Entertainment to a business contact and his or her guest, the guest’s portion will be allocated to the employee’s or business contact’s aggregate annual limit.

Q:	A Client invites you to attend a baseball playoff game. The ticket is valued at $600. What action(s) are required to attend this event?
A:	Pre-clearance is required.
Q:	A counterparty invites you to attend the U.S. Open. The ticket value is $140, and you estimate that they will also cover $50 of food and beverage. What action(s) are required to attend this event?
A:	The total cost exceeds $150; pre-clearance is required.

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Q:	A Client invites you to their corporate suite at a football game. The per person cost is unclear. What action(s) are required to attend this event?
A:	Ask the Client if they can provide a per person cost for the event and then, depending on the value, pre- clear (if over $150) or report (if under $150) to Compliance. If you have any questions regarding cost, please contact Compliance.
Q:

Person A at a Client invites you to the U.S. Open and the ticket is $900 face value. Person B at the same Client invites you to the Major League Baseball playoffs, face value of the ticket is

$1,100. What action(s) are required to attend these events?

A:	Pre-clearance is required for both. Depending on the specific facts and circumstances, because each invitation is from different people at the same Client, the $1,000 annual entertainment limit is treated separately for each contact.
Q:	A Client invites you and your spouse to a golf outing, the cost of which is $100 per person. What action(s) are required to attend this event?
A:	Pre-clearance is required. If a spouse attends, his or her expense counts towards the employee’s annual entertainment limit. The total value attributed to the employee in this hypothetical is $200.

(c)	Gifts and Entertainment Involving U.S. and Foreign Officials

Under certain circumstances, Gifts and Entertainment can be provided to or received from U.S. Officials and/or Foreign Officials. However, those circumstances are limited. The Compliance Department must pre-approve all Gifts, Entertainment and hospitality provided to or received from U.S. Officials and/or Foreign Officials. Employees must pre-clear these Gifts, Entertainment and hospitality through the Firm’s Compliance System.

See Section IV, “Anti-Bribery Policy” below, for further discussion on interacting with U.S. and Foreign Officials.

Q:	A Foreign Official requests a car service from AQR’s offices to the airport. What action(s) are required to pay for the car service?
A:	Pre-clearance is required.
Q:	You would like to provide a copy of an AQR partner’s published book to a U.S. Official. What action(s) are required to give this gift?
A:	Pre-clearance is required.

(d)	Gifts and Entertainment Involving ERISA Plan Fiduciaries

Significant limitations apply to the giving of Gifts and Entertainment to ERISA Plan Fiduciaries. ERISA Plan Fiduciaries may be required to report to the government any Gifts and Entertainment provided by AQR. Moreover, Gifts and Entertainment provided in excess of $250 in any given year to such individuals may be subject to enforcement by the U.S. Department of Labor.

Employees must pre-clear through the Firm’s Compliance System all Gifts and Entertainment provided to or received from ERISA Plan Fiduciaries. Employees should not provide any Gifts or Entertainment to ERISA Plan Fiduciaries in excess of $250 per individual during any calendar year. Please contact the Legal or Compliance Departments if you are unsure whether a Client or prospect is an ERISA Plan Fiduciary.

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Q:	You would like to cover the dinner expense of an ERISA Client. What action(s) are required to pay for this dinner?
A:	Pre-clearance is required.
Q:	You would like to send a few AQR logo items valued at less than $20 to an ERISA Client. What action(s) are required?
A:	Pre-clearance is required.

(e)	Educational Events

All educational and training events that the Firm hosts for persons outside the Firm (e.g., AQR Forum, AQR University) or events where a non-AQR firm will cover the cost for an employee to attend must be pre-cleared with the Compliance Department through the Firm’s Compliance System or at BusinessConduct@aqr.com. The event must be intended to provide training or education to the attendee(s). Payment or reimbursement, whether given or received by the Firm or an employee, for associated reasonable meals, lodging and transportation is generally permissible. Reimbursement or payment for other forms of entertainment (e.g., golf outings, tours) while at a location for the purpose of training or education would generally not be permissible. Additionally, any expenses for a spouse, partner or guest of the attendee at an educational event will not be paid for or reimbursed.

(f)	Prohibitions and Restrictions on Gifts and Entertainment

(i)	General Prohibitions

The following Gifts and Entertainment are prohibited and may not be given or accepted:

●	Gifts and Entertainment prohibited by law;

●	Gifts and Entertainment given or received as a bribe, payoff or kickback (e.g., in order to obtain or retain business or to secure an improper advantage);

●	Gifts and Entertainment that create the appearance or an implied obligation that the provider is entitled to preferential treatment, an award of business, better prices or improved terms;

●	Gifts and Entertainment that could influence the employee or recipient or appear to influence the employee’s or recipient’s ability to act in the best interest of AQR or its Clients or the recipient’s organization;

●	Gifts and Entertainment that could negatively impact the Firm’s reputation;

●	Gifts and Entertainment the employee/recipient knows or reasonably should know are prohibited by the provider’s or recipient’s organization or by their legal contract, if applicable, with AQR (when in doubt, check with the Compliance Department);

●	Gifts of cash or cash equivalents[16];

●	Gifts given in the form of non-cash benefits (e.g., the promise of employment);

●	Entertainment not in good taste or that is not business appropriate; or

●	Entertainment that might be viewed as excessive in the context of the business occasion.

16 Gift cards or gift certificates that can only be used at specific vendors (e.g., Starbucks, CoreCar) will be considered on a case-by-case basis.

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(ii)	Travel and Accommodations

Generally, travel and accommodations benefits offered to or by persons or entities with which the Firm is currently or potentially conducting business will be denied. However, in certain limited circumstances, travel and accommodation benefits will be permitted. For example, ground transportation, such as a car service that is typically provided in the ordinary course of business, or travel associated with educational events (see Section 3.5(e), “Educational Events”, above) will be permitted. Employees should contact the Compliance Department to discuss reimbursement requirements related to air travel (e.g., travel on a private plane) and accommodations concerning an educational event or business meeting.

IV.	Anti-Bribery Policy

4.1	Overview

The Firm and its employees are subject to various U.S. and international laws and regulations prohibiting the giving or promising of anything of value in exchange for business from, or to influence the decision of, U.S. or foreign governments and officials as well as commercial counterparties and AQR active and prospective Clients or business partners (collectively, “AQR Business Partners”). This policy establishes what the Firm, its employees, agents and representatives can and cannot do under these laws and regulations and the level of ethical conduct that is expected when transacting Firm business.

If you have any questions regarding the Firm’s Anti-Bribery Policy and/or the various international anti-bribery laws, please contact the CCO or any member of the Compliance Department.

4.2	Relevant Law

(a)	U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits the bribing of Foreign Officials and requires

U.S. businesses to maintain internal accounting controls and to keep books and records that accurately reflect all transactions associated with Foreign Officials.

The FCPA prohibits the offering or promising of anything of value to a Foreign Official in order to obtain or retain business for the Firm. The FCPA’s prohibitions are broad and cover:

●	cash payments;

●	non-cash payments, benefits, and/or favors; and

●	in certain circumstances, otherwise legitimate business expenditures such as Gifts, Entertainment and hosted travel or training.

The FCPA prohibits the above-referenced examples whether they are made directly or indirectly through third parties, such as consultants, agents and/or joint venture partners. Employees must pre-clear all third- party foreign business arrangements with the Compliance Department at BusinessConduct@aqr.com.

(b)	Financial Institution Bribery Laws

It may be a felony under U.S. law to corruptly give, promise or offer anything of value to an officer, director, employee, agent or attorney of a financial institution with the intent to influence that individual in connection with any business transaction with the financial institution. The Firm and employees are prohibited from passing anything of value to any representative or agent of a financial institution with the intent to influence such recipient in connection with any business transaction with the financial institution.

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(c)	UK Bribery Act

The UK Bribery Act 2010 (the “Bribery Act”) created broad anti-bribery rules to prevent public and private sector corruption. The UK Bribery Act’s prohibitions are relevant to this Anti-Bribery Policy. In addition, AQR Europe has established an Anti-Bribery Policy to comply with the provisions of the Bribery Act and to demonstrate AQR Europe’s commitment to preventing bribery.

Under the Bribery Act, bribery is illegal, and an individual or company that commits bribery is guilty of an offense. Offenses include bribing another person; accepting a bribe; and bribing a foreign public official. Additionally, companies are also strictly liable if they fail to prevent such acts by those working for or on their behalf.

It is important to appreciate the wide ranging territorial scope of the Bribery Act. Violations of the Bribery Act can occur if the individual has a close connection with the UK or if the organization is incorporated in the UK or merely carries on a business in the UK.

Please contact the Compliance Department (BusinessConduct@aqr.com) with any questions related to AQR Europe’s Anti-Bribery Policy.

4.3	General Policy

The Firm, its employees, agents and representatives are prohibited from offering or promising anything of value to a domestic or foreign government official or an AQR Business Partner in order to obtain or retain business.

(a)	Prohibited Payments

Examples of prohibited payments (including offers or promises of payments) of anything of value include, but are not limited to, the following:

●	payments to prevent some governmental action, such as the imposition of a large tax or fine, or the cancellation of an existing government contract or contractual obligation;

●	payments to obtain a license or other authorization from a government (such as the right to distribute investment products) where the issuance involves the Foreign Official or government’s discretion;

●	payments to improperly obtain confidential information about business opportunities or the activities of competitors;

●	payments to influence the rate of taxes levied on the Firm’s business;

●	payments to resolve commercial litigation in foreign courts; or

●	payments to alter the nature of foreign regulations or the application of regulatory provisions on the Firm’s business.

(b)	Non-Cash Payments

Requests for payments by Foreign Officials and AQR Business Partners that would violate the relevant anti-bribery laws can consist of non-cash payments. Examples of such non-cash payments (including offers or promises of non-cash payments) include, but are not limited to, the following:

●	non-cash gifts;

●	gifts or sales of stock or other investment opportunities in other than an arm’s-length transaction for demonstrated fair market value (e.g., selling to a Foreign Official or AQR Business Partner at inflated prices or buying from a Foreign Official or AQR Business Partner at deflated prices);

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●	contracts or other business opportunities awarded to a company in which a Foreign Official holds a financial interest;

●	medical, educational, or living expenses;

●	travel, meals, lodging, shopping or entertainment expenses; or

●	internships or employment, letters of recommendation or introduction, or informal calls of support.

(c)	Gifts and Entertainment

To prevent violations of the relevant anti-bribery laws, it is required that employees strictly adhere to the Firm’s Gifts and Entertainment Policy (see Section 3.5, “Gifts and Entertainment”, above).

(d)	Internships/Employment Opportunities

On occasion, Foreign Officials or AQR Business Partners may request that AQR provide internships or employment to certain individuals, write letters of recommendation or introduction, or make informal calls of support (collectively, “Favors of Introduction/Support”). Offering or providing Favors of Introduction/Support for (1) Foreign Officials or AQR Business Partners, (2) relatives of either, or (3) other individuals at the request of a Foreign Official or AQR Business Partner may be viewed as providing an item of value to the Foreign Official or AQR Business Partner.

Providing Favors of Introduction/Support is not inherently improper, but employees must involve Compliance before responding to such requests to ensure that the Firm can avoid any appearance of impropriety. Additionally, an employee who is aware that a candidate for employment at AQR is related to a Foreign Official or AQR Business Partner, regardless of how the individual came to the attention of AQR, must notify the Compliance Department of the candidate’s relationship.

Employees must not interview candidates for employment at AQR related to or recommended by a Foreign Official or AQR Business Partner outside of the ordinary course of the employment process without prior approval by the Compliance Department (BusinessConduct@aqr.com). The Compliance Department will work with the Human Resources Department to consider the qualifications of any employment candidates related to or recommended by a Foreign Official or AQR Business Partner to ensure that such individuals have the appropriate experience for any positions. The Compliance and Human Resources Departments will consider the nature of the relationship between the employee and any individual for whom a recommendation or informal call of support is requested, as well as the qualifications of the individual versus the nature of the recommendation in determining the appropriate course of action.

V.	Communications with the Public and Media

5.1	Media and the Public

All employees (excluding the Founding Principals) must receive prior approval from the Chief Marketing Officer (the “CMO”) or designee before communicating with the media. This includes media communications with journalists from any print or internet publication, television or radio program or any other media outlet. Employees are reminded that all oral and written statements given to the media and/or the public must be professional, accurate and not misleading. If you are contacted by a journalist, blogger or person in a similar media or reporting type of role, please do not provide any comments and instead promptly notify the CMO (marketing@aqr.com).

Unless expressly approved in advance by the (1) CMO and (2) the CCO or CLO, the following topics/comments are prohibited for any discussion with the media and the public:

●	comments made regarding a privately offered fund or filing of registration statement;

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●	comments made regarding fund or Firm performance;

●	discussing the securities that the Firm is currently buying or selling or intends to buy or sell in the near future on behalf of the Firm’s Client or Proprietary Accounts;

●	how the Firm will vote on a specific proxy matter or how the Firm has voted proxies in the past;

●	comments on actual or pending litigation or any similar matter involving the Firm or actions by government regulators relating to the Firm; and

●	comments regarding employee personal holdings.

5.2	Marketing Activities

The Marketing Activities Policies and Procedures outline the controls adopted by the Firm related to the use of advertising and marketing of its investment products and services. The Firm is subject to various federal, state and international laws and regulatory authorities governing the creation, use, and distribution of advertising and marketing material.

As such, the policy has been designed to ensure that the Firm, employees and AQR Funds comply with the applicable provisions of federal, state and foreign securities laws and general anti-fraud rules and regulations. In general, all new or revised advertising and marketing materials17 must be reviewed and approved by the Compliance Department via the Compliance Marketing Review Tool (“CMRT”). Materials must be submitted, approved and recorded in CMRT prior to use with anyone outside of the Firm, including, but not limited to any client, investor, prospect, financial advisor, registered investment advisor, home office analyst, consultant, or reporter.

For more information on employee obligations relating to marketing activities, please see the AQR Marketing Activities Policies and Procedures. Any questions related to the Firm’s marketing activities or the policy should be directed to the Compliance Department at ComplianceMarketingReview@aqr.com.

5.3	Public Appearances

Employees must receive prior approval before making any public appearances, such as speaking at any industry conferences, panels or similar events, from the CMO or designee (Marketing@aqr.com), and copy the Compliance Department (BusinessConduct@aqr.com) on the request. Any materials, including but not limited to presentations, decks, or speeches, that are scheduled to be delivered during such a public appearance must be submitted to the Compliance Department (ComplianceMarketingReview@aqr.com) for pre-approval.

5.4	Client Complaints

A “client complaint” is defined as any grievance by a Client or any person authorized to act on behalf of a Client involving the activities of AQR or an employee in connection with the solicitation or execution of any transaction or the disposition of securities or funds of that Client. Client complaints must be promptly escalated to the Compliance Department.

17 Advertising and marketing materials include, but are not limited to: (1) specific requests for a customized presentation, data, or analysis; (2) white papers, journal articles, research papers and articles; (3) article reprints; (4) materials used in connection with media appearances; (5) educational/conference presentations and materials to be presented to a large audience, regardless of purpose; (6) commentaries and quarterly letters; (7) newly created reports (first use of fact sheets, risk reports, etc.); (8) invitations and registration sites for AQR-sponsored events; (9) materials created specifically for marketing purposes at events (e.g., logo ads); (10) AQR webpages or posts; (11) analysis tool output, including the output of any PSG tool, other in-house regression tools or output from third-party tools; and (12) any material that is created to promote AQR or Firm products or services.

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Please note that non-U.S. jurisdictions may have specific requirements for addressing client complaints. If you are employed by an AQR entity located outside the United States, please see your local jurisdiction compliance manual for any specific guidance on addressing Client complaints.

5.5	Rumors

Employees shall not originate or circulate a rumor regarding a security, an issuer or counterparty that the employee knows or has reason to believe is false. It is illegal to intentionally originate or circulate a rumor known to be false to manipulate the price of a security. Generally, a rumor is defined as unsubstantiated information circulated or obtained by any means of communication.

Any questions as to whether information is appropriate to circulate should be directed to the Compliance Department.

5.6	E-Communications

The Firm provides employees with access to E-Communications Systems to conduct the Firm’s business and operations. This includes individual computers, mobile devices, tablets, the computer network, access to the internet/intranet, and any other technology used to facilitate communications through Firm-approved messaging systems. The Firm-approved messaging systems are AQR email, Bloomberg messaging, Cisco Jabber instant messaging and Slack instant messaging (and others as approved by Compliance from time to time). Employees are required to conduct Firm business on the Firm’s E Communications Systems.

Employees are prohibited from using personal email accounts, SMS text messaging and other messaging applications or systems not approved for use by the Firm (e.g., Snapchat, WhatsApp, WeChat) for business purposes, including any communications with Clients or prospects about Firm-related business. If an employee receives an electronic message from a Client or prospect using a form of communication that is not approved for business purposes, the employee should forward, screenshot or copy the complete message to their AQR email and the employee should promptly notify Compliance (esurveillance@aqr.com).

Note that certain employees may be permitted to use SMS text messaging for business purposes only if (1) pre-cleared by Compliance and (2) their SMS messages are sent using a corporate-issued device that has the ability to archive the messages in the Firm’s books and records. However, employees are permitted to use SMS text messages for short administrative and ministerial communications (e.g., texting to indicate that he/she may be late to a meeting) without Compliance pre-clearance.

Moreover, employees are prohibited from sending any Firm proprietary and confidential information or work product to their non-AQR email accounts, such as personal or academic email accounts. This includes, but is not limited to client/prospect and fee information, Firm financials, information regarding Firm portfolio, trading, research or models, etc. See also Section 2.3(a), “Confidential Information”, above. If you believe that there is a business need to send Firm work product to your personal email account, you must obtain pre-approval from Compliance (esurveillance@aqr.com) before sending.

Employees should conduct themselves with the utmost integrity and professionalism when utilizing any of the Firm’s E-Communications Systems.

The E-Communications Systems and all associated information contained therein are the property of the Firm. This information is not private or confidential to employees. The Firm conducts monitoring and ad hoc reviews of the information and data stored in the Firm’s E-Communications Systems, including employees’ AQR emails and instant messages. All employees are deemed to acknowledge and consent to the Firm’s right to monitor and review any employee’s use of the E-Communications Systems.

Employees should assume that any and all messages may be read by the Firm for any legitimate business purpose, including, but not limited to, regulatory requirements, investigating possible misconduct, risk mitigation, retrieving business data, reviewing and evaluating performance, finding unauthorized or illegal software installed on Firm computers, or complying with any state, federal or international laws, or other legal process. Subject to applicable law, all electronic communications and associated information on the Firm’s E- Communications Systems may be discoverable in Firm litigation and subject to review by federal, state or international authorities, the SEC, FINRA, or other regulatory agencies and exchanges in connection with exams, inquiries and investigations.

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Employees should work to prevent the unauthorized use of their E-Communications Systems by safeguarding their user IDs, passwords and equipment. Additionally, employees should immediately report all lost/stolen equipment (e.g., mobile devices, tablets) to HelpDesk@aqr.com so that the Firm can take the necessary action to limit access to these devices.

5.7	Protection of the Firm’s Reputation

Employees should at all times be aware that the Firm’s name, logo, reputation and credibility are valuable assets and must be protected from any actual or potential damage. Please take care to avoid the unauthorized use of the Firm’s name or logo in any manner that can be misinterpreted to indicate an incorrect relationship between the Firm and any other person, entity or activity.

5.8	Recording Meetings

The Firm prohibits the recording of meetings with Clients, prospects, consultants, or other third parties (even if the Client or prospect requests the recording) unless pre-approved by the CCO or CLO. This prohibition applies to meetings at all locations, whether onsite at AQR or at Client offices. The prohibition on recording meetings includes, but is not limited to:

●	In-person meetings with Clients/prospects/consultants;

●	Videoconferences or Webex meetings; or

●	Conference calls or individual calls.

To the extent that an employee is aware that a Client or others intend to record a meeting or call, the employee should contact esurveillance@aqr.com for pre-approval. In addition, if in the middle of a meeting an employee becomes aware that the meeting is being recorded without prior approval, please inform the individual(s) of AQR’s policy and request that they refrain from doing so until the employee confers with Compliance.

VI.	Social Media Policy

6.1	Background

The Firm maintains specific controls related to the use of external social media by AQR and its employees. Social media can encompass many forms of communication, and the universe of social media is rapidly expanding. For purposes of this policy, Social Media generally refers to any and all external web-based methods of publishing user-generated content, including, but not limited to:

●	Multi-media and social networking websites (e.g., LinkedIn, Instagram, Facebook, Twitter, and YouTube);

●	“Blogs,” “vlogs,” “podcasts,” electronic chat rooms, live video feeds or forums;

●	Photo, video or other content sharing sites;

●	Collaborative “wikis” (e.g., Wikipedia);

●	Other Internet or Intranet sites where media or other content can be posted; and

●	Any similar present or future medium of exchange.

While Social Media provides a unique vehicle for expression and large-scale communication, they also represent potential regulatory, security, and reputational risks to AQR. AQR’s employees work in a highly regulated industry in which public communications (including those conveyed via Social Media) may be viewed by unintended audiences and scrutinized by regulators and law enforcement. AQR and its employees are subject to regulation by, among others, the SEC with respect to the advisory services offered by AQR. Specifically, Section 206(4) of the Advisers Act and Rule 206(4)-1 thereunder, regulate advertisements by investment advisers and prohibit advertising practices deemed to be fraudulent, deceptive, and/or manipulative. Generally, all communications made via Social Media by employees with respect to AQR’s advisory business may be considered “advertisements” under the Advisers Act, and subject to these prohibitions.

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If you have any question as to whether any specific communication is subject to this policy, please seek guidance from the CCO or a member of the Compliance Marketing Review team (ComplianceMarketingReview@aqr.com) prior to making such communication.

6.2	Use of Social Media

(a)	Firm Accounts

AQR has established its own Social Media accounts and will only allow specified individuals to post information on its behalf via Social Media websites, in each case subject to prior approval by the Compliance Marketing Review team. AQR’s Compliance Marketing Review team will maintain a list of all persons authorized to post information on AQR’s behalf, and a list of access information (e.g., login and password) for all accounts. No individual Social Media account or web page may be established or maintained by employees for business use, or otherwise purport to represent AQR or the AQR Funds.

(b)	Employee Personal and LinkedIn Accounts

(i)	Personal Accounts

The restriction described above does not apply to the maintenance of Social Media accounts or web pages for personal use outside the scope of employment. However, no employees may post any information (including status updates, photos, videos or tagging) through a personal Social Media account or to a third-party website that is related to AQR’s advisory business, the AQR Funds, strategies or Clients, or relating to AQR parties, events or other AQR sponsored social gatherings without prior approval by the Compliance Marketing Review team.

(ii)	Biographical and Job Description Information

Notwithstanding these restrictions, employees are permitted to post limited, accurate biographical information (e.g., name, title, phone number, email address, and a short description of professional experience) concerning themselves on Social Media (e.g., on LinkedIn), and engage in similar communications that do not discuss AQR’s advisory business, as described below. Employee job titles must substantively and accurately reflect the title and department of the employee. Employees may include job descriptions and responsibilities at previous places of employment but may only include information about their activities at AQR that is disclosed in their official AQR job description.

(iii)	AQR Content on LinkedIn

In addition, employees are permitted, using only the employee’s personal LinkedIn account, to “like” and “share” AQR content that is made available on AQR’s LinkedIn account, provided that the employee does not change the format, alter or abbreviate the content, or otherwise substantively comment (or respond to any third-party comment). If employees choose to share AQR content that is made available on AQR’s LinkedIn account from their personal LinkedIn account, they must use the following copy as an introduction (or can opt to use no text at all while sharing):

“Sharing the latest [research/Cliff’s Perspective/announcement/podcast)] from AQR”

“Take a look at [INSERT TITLE OF CONTENT], [Perspectives post/research paper] authored by AQR’s [INSERT NAMES OF AUTHORS]”

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“Take a look at [INSERT TITLE OF CONTENT] from AQR”

Note—Employees may not share AQR content on non-LinkedIn Social Media.

(iv)	Job Postings

Employees are permitted to “like” and “share” AQR job postings, whether posted on LinkedIn or elsewhere. However, employees may not provide substantive comment when “sharing” a job posting and instead should use the following copy as an introduction (or can opt to use no text at all while sharing):

“AQR is recruiting for the following role—see attached job posting”

6.3	Guidance

(a)	Firm Accounts

Social Media accounts managed by AQR will be subject to the following guidelines:

●	Likes. Social Media accounts that allow “likes”, “follows”, or similar functionality should be presented and managed in a fashion that does not imply that clients who “like” AQR have provided a testimonial regarding the services offered by AQR. To avoid this risk, AQR’s Social Media accounts that allow “likes”, “follows”, or similar functionality must exhibit disclosure substantially in the following form:

“At AQR, we appreciate your interest in our firm, and invite you to follow us on Twitter. Although our clients may follow this account, this should not be interpreted as a testimonial regarding any client’s experience with our firm.”

●	Comments. Social Media accounts that allow third-party comments (including “trackback” links) also raise special risks because statements made by third parties may be imputed to AQR. Accordingly, AQR’s Social Media accounts that allow comments from third parties must exhibit disclosure substantially in the following form (which may also be integrated into the disclosure above):

“At AQR, we appreciate your interest in our firm, and invite you to follow us on Facebook. While you are welcome to comment on this site, we reserve the right to remove comments that are inappropriate or that violate (or may violate) applicable regulations or our terms of use. AQR does not approve or endorse any communications or third-party commentary posted on its account.”

The Firm will review third-party comments on each AQR Social Media account periodically and will manage comments as follows:

●	Comments that would violate applicable regulations (including prohibited testimonials) if made by AQR will be removed;

●	Comments that make false or materially inaccurate statements will be removed;

●	Comments that contain profanity, sexual content, threats of violence, or similar inappropriate content will be removed; but

●	Comments that exhibit a negative opinion of AQR, but do not otherwise violate these standards, will not be removed.

The Firm will maintain records regarding the basis for each removal of a comment.

(b)	Personal Accounts

Except in the limited circumstances described above relating to an employee’s ability to “like” or “share” certain AQR content on LinkedIn, employees are prohibited from discussing AQR’s advisory business, the AQR Funds, strategies or Clients via their personal Social Media accounts, except as provided herein and unless approved by the CCO and the CMO, or their designees.

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This prohibition includes, without limitation:

●	Discussion of AQR’s advisory business, the AQR Funds, strategies or Clients;

●	Discussion of personal or other investments related to the securities, commodities or other financial products or instruments (this includes but is not limited to blogs or posts regarding one’s personal portfolio performance);

●	Past or future recommendations for the purchase, sale, or exchange of securities;

●	Offers to contact AQR regarding new business;

●	Communications that relate, directly or indirectly, to client testimonials;

●	Publication of AQR’s past or present performance;

●	Publications of market commentary; and

●	Discussions of any client-related or internal business-related matters.

This prohibition does not include the following communications, which are permitted:

●	Identification of AQR as your employer, including your AQR department and title;

●	Any communications protected by applicable law, including concerted protected activity; and

●	Any other communication approved in writing by the Compliance Marketing Review team.

6.4	Supervision

Except as noted in Section 6.2 above, all communications made on behalf of AQR via Social Media must be reviewed and approved by the Compliance Marketing Review team and the Marketing team prior to publication. Employees should have no expectation of privacy when using Social Media sites on AQR’s equipment or systems. AQR reserves the right to monitor all Social Media activity using AQR’s equipment and systems, including by using content management tools to monitor, review or block content on Social Media sites that violate AQR’s policies and guidelines. Unless permission is granted by the CCO, AQR will disable the ability to access, post or upload to certain Social Media websites when using AQR’s equipment or systems.

In general, AQR is not legally responsible for third-party postings on AQR’s Social Media pages. However, AQR may become liable for content posted by third-parties if AQR or any AQR employee has a sufficient nexus to the content such that AQR can be said to have adopted or approved the content. This includes, but is not limited to, forwarding or re-posting the third-party content, endorsing the content through other posts (e.g., “liking” the content or citing it favorably before linking), or maintaining a relationship with the third-party responsible for posting the content. AQR does not permit any activity of AQR employees that would establish liability for third-party posts. As such, AQR will not forward, re-post or “re-tweet” third-party Social Media posts or their contents without prior approval of the Compliance Marketing Review team.

The CCO or his designee is responsible for implementing and monitoring this policy and for reviewing and approving all materials to be utilized via Social Media to ensure the materials are consistent with AQR’s internal guidelines and applicable regulatory requirements. The CCO or his designee is also responsible for maintaining, as part of AQR’s books and records, copies of all Social Media materials including all backup documentation and a record of reviews and approvals in accordance with applicable record keeping requirements.

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VII.	Anti-Money Laundering

The Firm has adopted Anti-Money Laundering (“AML”) policies to ensure that the Firm, employees and AQR Funds comply with the applicable provisions of federal, state and non-U.S. AML laws, rules and regulations. The Firm’s AML polices are designed to combat money laundering and to ensure that the Firm conducts appropriate due diligence on Clients and prospective Clients. Money laundering consists of the transfer of funds, securities or other property for the purpose of concealing or disguising the illicit origin of the funds or property or promoting unlawful activity.

The Firm or a service provider must verify the identity of any investor seeking to open an account in an AQR Fund or a Client seeking to open a managed account to the extent reasonable and practicable. The Firm or a service provider does not need to know every detail about the Investor or Client but needs to know enough to determine if there is a money laundering concern.

Prior to accepting an investment from a Client or an Investor that the Firm, the Fund or a service provider believes presents a higher risk with regard to money laundering or illegal activity, the Firm, the Fund or a service provider will conduct enhanced due diligence with regard to the Client or Investor in addition to the routine customer identification procedures listed above.

As part of the due diligence process, the Firm or the administrator for the AQR Funds screens prospective Clients against the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) sanctions programs, including the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, as well as other lists mandated by law or regulation. Additionally, the Firm or the administrator for the AQR Funds conducts enhanced due diligence on Clients and prospective Clients that are Politically Exposed Persons (“PEPs”). PEPs include (i) current or former Senior Foreign Political Figures, (ii) Immediate Family Members of Senior Foreign Political Figures, and (iii) Close Associates of Senior Foreign Political Figures. The Firm also conducts enhanced due diligence on any Client or prospective Client residing in, or organized or chartered under the laws of, a Financial Action Task Force non-cooperative or high-risk jurisdiction.

For additional guidance, please see the Firm’s Anti-Money Laundering policies. Any questions related to AML or potential suspicious activity should be directed to the Compliance Department at AML@aqr.com.

VIII.	Definitions

1.	529 Plan: A college savings plan established and maintained by a state, state agency, or other state entity for which the Firm or a control affiliate does not manage, distribute, market or underwrite the plan or the investments and strategies underlying the plan.

2.	AQR Mutual Funds: U.S. registered investment companies advised or sub-advised by AQR or CNH.

3.	AQR Funds: Investment products provided through collective investment vehicles, including private investment partnerships, foreign investment companies, and SEC registered open-end investment companies that are exclusively managed by AQR or CNH.

4.	Beneficial Interest: Having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangement, understanding, relationship or otherwise. Pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

5.	Charitable Contribution: Any gift, subscription, loan, advance, or deposit of money or anything of value contributed to a charitable organization.

6.	Client: A person or entity with an advisory or sub-advisory agreement with the Firm.

7.	Close Associate of a Senior Foreign Political Figure: A person publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure or is in a position to conduct substantial domestic and international financial transactions on behalf of a Senior Foreign Political Figure.

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8.	Compliance System: The Firm’s Compliance Pre-clearance, Reporting and Certification System, which is currently Star Compliance and can be accessed on AQRLive under Quick Links or on the Compliance Home Page.

9.	Covered Person: AQR employees and any other persons designated by the CCO as a Covered Person of AQR.

10.	E-Communications Systems: Any technology used to facilitate communications, such as individual computers, tablets, the computer network, electronic mail (“e-mail”), Bloomberg messages, instant messaging, mobile devices and access to the Internet/Intranet.

11.	Entertainment: Any event, activity or meal attended by an employee and one or more non-employees with the intent to foster a business relationship. Entertainment is considered a Gift if it is not mutually attended by the employee and the non-employee.

12.	ERISA Plan Fiduciaries: Fiduciaries of accounts subject to ERISA (e.g., corporate retirement plans, corporate welfare plans, union retirement/welfare plans, or “Taft-Hartley” plans). A plan’s fiduciaries may include Plan administrators, trustees and investment managers; individuals exercising discretion in the administration of the plan; and members of a plan’s administrative committee and those who select committee officials.

13.	Foreign Official: Any officer, employee or person acting in an official capacity for or on behalf of a Non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization. This includes consultants holding foreign government positions; any foreign political party or party officials, or any candidate for foreign political office. Foreign Officials also include spouses and other immediate family members (e.g., parents, siblings, spouse, children and in-laws) of Foreign Officials. Any doubts about whether a particular individual is a Foreign Official should be resolved by assuming that the individual is covered under this definition.

14.	Gift: Anything of value for which the recipient is not required to pay the retail or usual and customary cost. A gift may include meals or refreshments, goods, services, tickets to entertainment or sporting events, or the use of a residence, vacation home, or other accommodation. If the person offering or giving the meal, event, or accommodation is not present, then it would be considered a gift.

15.	High Quality Short-Term Debt Instruments: Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

16.	Immediate Family Member of a Senior Foreign Political Figure: The parents, siblings, spouse, children and in-laws of a Senior Foreign Political Figure.

17.	Members of Household: Persons who share a residence and personal assets with employee (e.g., partner, child, parent), or those that directly or indirectly provide to or receive from employee material support (e.g., more than 25% annual income).

18.	Personal Securities Account: Any account that can hold or transact in Reportable Securities in which the Covered Person has any direct or indirect Beneficial Interest.

19.	Political Activities: Coordinating or soliciting any person/entity to make a Political Contribution or holding any management role or formal position with a Political Organization.

20.	Political Contribution: The provision of anything of value (monetary or non-monetary) to influence (or to pay any debt incurred in connection with) any election, or to pay for transition or inaugural expenses of a successful candidate.

21.	Political Official: Any person (including any election committee of the person) who is an incumbent, candidate or successful candidate for elective office of a federal, state, or local government entity, including any department, agency, or instrumentality thereof.

22.	Political Organization: Any entity engaging in activity to influence an election (e.g., political party, campaign committee, political action committee, 501(c)(4) entity, ballot initiative committee) or formed to benefit a Political Official (e.g., legal defense fund).

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23.	Politically Exposed Persons: U.S. or non-U.S. individuals entrusted with prominent public functions (e.g., Heads of State, senior politicians, senior government, judicial or military officials, senior executives of state owned corporations, important political party officials).

24.	Private Placements: An offering of unregistered securities to a limited pool of investors (e.g., hedge fund, private equity fund, venture capital fund, real estate fund).

25.	Proprietary Accounts: An account managed by AQR or CNH for which AQR or CNH and/or AQR’s or CNH’s Covered Person(s) in aggregate own 25% or more of the account’s NAV.

26.	Related Person: A spouse or partner, parent/stepparent, grandparent, in-laws, sibling, children, or grandchildren; and any other person an employee supports directly or indirectly to a material extent (i.e., more than 25% of annual income).

27.	Reportable Securities: Common or preferred stock, debt securities, ETFs, shares issued by a close-end investment company, AQR Mutual Fund or non-U.S. registered mutual funds, or any other security other than those that are exempt from the reporting requirements.

28.	Restricted List: The Firm’s list of securities for which Personal Securities Account and Firm trading is either partially or wholly prohibited unless pre-approved by the CCO or his designee.

29.	Senior Foreign Political Figure: A senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. This includes any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure.

30.	Significant Non-Related Person: Any non-related individual with whom the employee shares a close personal relationship, such as a roommate or partner.

31.	Social Media: Any and all external web-based methods of publishing user-generated content. This includes: (1) multi-media and social networking websites (e.g., LinkedIn, Instagram, Facebook, Twitter, and YouTube); (2) Blogs, vlogs, podcasts, electronic chat rooms, live video fees or forums; (3) photo, video, or other content sharing sites; (4) collaborative wikis (e.g., Wikipedia); (5) other Internet or Intranet sites where media or other content can be posted; and (6) any similar present or future medium of exchange.

32.	Third-Party Managed Account: A type of Personal Securities Account that is managed by an investment manager who has exclusive discretionary authority over all investment decisions in the account.

33.	U.S. Official: Any officer or employee or person acting in an official capacity for or on behalf of the U.S., or any department, agency or branch of U.S. government (federal, state or local). This also includes labor organizations (and their employees), union officials, labor relations consultants, a state sponsored pension or endowment, a state sponsored university/college, a sovereign wealth fund, any government (foreign or domestic) asset plan, a Taft-Hartley plan or any union.

AQR Capital Management, LLC | Two Greenwich Plaza | Greenwich, CT 06830 | U.S. | p: +1.203.742.3600 | f: +1.203.742.3100 | w: aqr.com